                       NOTICE AND PROXY STATEMENT


                           AFLAC INCORPORATED
                         WORLDWIDE HEADQUARTERS
                            1932 WYNNTON ROAD
                         COLUMBUS, GEORGIA 31999



                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON MONDAY, MAY 3, 1999


     The Annual Meeting of Shareholders of AFLAC Incorporated (the "Company") will be held on Monday, May 3, 1999, at 10:00 a.m. at the Columbus Museum (in the Patrick Theatre), 1251 Wynnton Road, Columbus, Georgia, for the following purposes, all of which are described in the accompanying Proxy Statement:

1. To elect seventeen Directors of the Company to serve until the next Annual Meeting and until their successors are duly elected and qualified;

2.  To consider and adopt an Amended and Restated Management Incentive Plan;

3. To consider and act upon the ratification of the appointment of KPMG LLP as independent auditors of the Company for the year ending December 31, 1999; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The accompanying proxy is solicited by the Board of Directors of the Company. The Proxy Statement and the Company's Annual Report for the year ended December 31, 1998, are enclosed.

     The record date for the determination of shareholders entitled to vote at the meeting is February 23, 1999, and only shareholders of record at the close of business on that date will be entitled to vote at this meeting, and any adjournment thereof.

YOUR VOTE IS IMPORTANT! WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED PREPAID ENVELOPE SO THAT WE MAY BE ASSURED OF A QUORUM TO TRANSACT BUSINESS. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                                        By order of the Board of Directors,
                                           /s/Joey M. Loudermilk
                                        ----------------------------------
Columbus, Georgia                             Joey M. Loudermilk
March 11, 1999                                    Secretary

                              AFLAC INCORPORATED


                               PROXY STATEMENT

                      FOR ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD MONDAY, MAY 3, 1999


                     SOLICITATION AND REVOCATION OF PROXY

     This Proxy Statement is furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of AFLAC Incorporated (the "Company") for use at the Annual Meeting of Shareholders to be held on Monday, May 3, 1999, and any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and described in detail herein. The meeting will be held at 10:00 a.m. at the Columbus Museum (in the Patrick Theatre), 1251 Wynnton Road, Columbus, Georgia.

     All properly executed proxies will be voted in accordance with the instructions contained thereon, and if no choice is specified, the proxies will be voted FOR the election of all nominees named elsewhere in this Proxy Statement and FOR approval of each other proposal set forth in the Notice of Meeting. Any proxy may be revoked by the shareholder at any time before it is exercised by giving written notice to that effect to the Secretary of the Company or by signing a later-dated proxy. Shareholders who attend the meeting may revoke any proxy previously granted and vote in person.

     This Proxy Statement and the accompanying proxy are being mailed to the shareholders on or about March 17, 1999.

                              SOLICITATION OF PROXIES

     The cost of soliciting proxies will be paid by the Company. The Company will make arrangements with brokerage firms, custodians and other fiduciaries to send proxy materials to their principals, and the Company will reimburse them for their mailing and related expenses. In addition to solicitation by mail, certain officers and other employees of the Company, who will receive no compensation for their services other than their regular compensation, may solicit proxies by telephone and by personal contacts. In addition, the Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies for a fee of $8,500, plus reimbursement of reasonable out-of-pocket expenses.

                           DESCRIPTION OF VOTING RIGHTS

     In accordance with the Company's Articles of Incorporation, shares of the Company's Common Stock, par value $.10 per share (the "Common Stock"), are entitled to one vote per share until they have been held by the same beneficial owner for a continuous period of greater than 48 months prior to the record date of the meeting, at which time they become entitled to 10 votes per share. Any transferee of a share of Common Stock where such share was transferred to the transferee by gift, devise or bequest, or otherwise through the laws of inheritance, descent or distribution from the estate of the transferor, or by distribution to a beneficiary of shares held in trust for such beneficiary, is deemed to be the same beneficial owner as the transferor. Shares acquired as a direct result of a stock split, stock dividend or other distribution with respect to existing shares ("dividend shares") are deemed to have been acquired and held continuously from the date on which the shares with regard to which the issued dividend shares were acquired. Shares of Common Stock acquired pursuant to the exercise of a stock option are deemed to have been acquired on the date the option was granted.

     Shares of Common Stock held in "street" or "nominee" name are presumed to have been held for less than 48 months and are entitled to one vote per share unless this presumption is rebutted by providing evidence to the contrary to the Board of Directors of the Company. Shareholders desiring to rebut this presumption should complete and execute the affidavit appearing on the reverse side of their proxy. The Board of Directors reserves the right to require evidence to support the affidavit.


               VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF


     Holders of record of Common Stock at the close of business on February 23, 1999, will be entitled to vote at the meeting. At that date, the number of outstanding shares of Common Stock entitled to vote was 266,111,059. According to the Company's records, this represents the following voting rights:

     219,695,360    Shares @     1 Vote Per Share  =  219,695,360 Votes
      46,415,699    Shares @    10 Votes Per Share =  464,156,990 Votes
     -----------                                      -----------
     266,111,059    Shares                   Total    683,852,350 Votes


     Shareholders with one vote per share shown above can rebut the presumption that they are entitled to only one vote as outlined in "Description of Voting Rights" above. If all of the outstanding shares were entitled to 10 votes per share, the total votes available would be 2,661,110,590. However, for the purposes of this Proxy Statement, it is assumed that the total votes available to be cast at the meeting will be 683,852,350.

     The holders of a majority of the voting rights entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of such business as shall come before the meeting. Directors are elected by an affirmative vote of a plurality of voting rights cast. In the case of the election of directors, under applicable Georgia law, in tabulating the vote, votes withheld will be disregarded and will have no effect on the outcome of the vote. Approval of all other matters to be considered at the meeting requires the affirmative vote of holders of a majority of the voting rights present in person or represented by proxy at the meeting. Broker-non-votes and abstentions are counted as "shares present" at the meeting in determining whether a quorum exists. Broker-non-votes, if any, have the effect of a vote to withhold authority in connection with the election of directors while broker-non-votes, if any, and abstentions have the effect of a vote against other proposals at the meeting.

     No person, as of February 23, 1999, was the owner of record or, to the knowledge of the Company, beneficially owned 5% or more of the outstanding shares of Common Stock or of the available votes of the Company other than as shown below:

                                                                     PERCENT
NAME AND                                                        PER-   OF
ADDRESS OF                                     AMOUNT OF        CENT  AVAIL-
BENEFICIAL               TITLE OF CLASS    BENEFICIAL OWNERSHIP  OF    ABLE
OWNER                     COMMON STOCK      SHARES      VOTES   CLASS  VOTES
----------               --------------    ---------- --------- ----- ------
Oppenheimer Capital*    1 Vote Per Share  26,664,302  26,664,302 10.0  3.9
Oppenheimer Tower
World Financial Center
New York, NY 10281

FMR Corp.**             1 Vote Per Share  16,641,594  16,641,594  6.3  2.4
82 Devonshire Street
Boston, MA 02109

Daniel P. Amos***     10 Votes Per Share   4,299,059  42,990,590
1932 Wynnton Road      1 Vote Per Share      625,666     625,666
Columbus, GA 31999                         ---------  ----------
                                           4,924,725  43,616,256  1.8  6.3

     (*) This information is derived from Schedule 13G, dated February 9, 1999, filed with the Securities and Exchange Commission by Oppenheimer Capital, a Delaware general partnership. Includes shares held by certain investment advisory clients and discretionary accounts of Oppenheimer Capital.

     (**) This information is derived from Schedule 13G, dated February 1, 1999, filed with the Securities and Exchange Commission by FMR Corp. According to the Schedule 13G, FMR Corp. may be deemed to be controlled by Edward C. Johnson 3d and Abigail P. Johnson and family members. Includes shares beneficially owned by various subsidiaries of FMR Corp.

     (***) Includes options to purchase 1,546,362 shares (and 9,832,626 available votes) which are exercisable within 60 days.


                          SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of February 23, 1999, the number of shares and percentage of outstanding Common Stock beneficially owned by certain executive officers named in the "Summary Compensation Table" below (the "Named Executive Officers"), and Directors and executive officers as a group. The beneficial ownership of directors and of the remaining Named Executive Officers is set forth below in the information provided for director nominees in "Election of Directors." The number of shares of Common Stock shown are those deemed "beneficially owned," as determined under Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has sole or shared voting power or investment power, and also any shares that the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination or power of revocation of a trust, discretionary account or similar arrangement.

                    Common Stock Beneficially Owned and
                      Approximate Percentage of Class
                         as of February 23, 1999


                                               Percent               Percent
Name                              Shares (1)  of Shares   Votes(1)  of Votes
----                             ---------   ---------   -------   ---------

Joseph P. Kuechenmeister          65,529         *         265,338        *

Kriss Cloninger, III             440,488         .2      2,794,006       .4

All Directors and executive
officers as a group
(32 persons)                  15,744,773        5.8    126,848,680     17.4

* Percentage not listed if less than .1%

(1) Includes options to purchase shares (and available votes), which are exercisable within 60 days, for Joseph P. Kuechenmeister, 38,952 (119,502); Kriss Cloninger, III, 369,818 (2,108,168); and for all
     Directors and executive officers as a group, 5,989,429 (44,714,485).


                           1. ELECTION OF DIRECTORS

     The Company proposes that the following seventeen individuals be elected to the Board of Directors of the Company. The persons named in the following table have been nominated by the Nominating Committee of the Board of Directors for election as Directors and, if elected, are willing to serve as such until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. It is intended that the persons named in the accompanying proxy, or their substitutes, will vote for the election of these nominees (unless specifically instructed to the contrary). However, if any nominee at the time of the election is unable or unwilling to serve or is otherwise unavailable for election, and in consequence another nominee is designated, the persons named in the proxy, or their substitutes, will have discretionary authority to vote or refrain from voting in accordance with their judgment on such other nominees. The Board of Directors has no reason to believe that any of the persons nominated will be unable or unwilling to serve.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION
               OF EACH OF THE BELOW-LISTED NOMINEES AS DIRECTORS

The following information is provided with respect to the nominees:
                                                                              SHARES OF
                                                                             COMMON STOCK             VOTING
                                                                             BENEFICIALLY             RIGHTS
                                                                               OWNED ON    PERCENT    ON FEB-   PERCENT
                                                                     YEAR    FEBRUARY 23,  OF OUT-   RUARY 23,    OF
                                                                     FIRST      1999       STANDING    1999    AVAILABLE
NAME                     PRINCIPAL OCCUPATION (1)               AGE  ELECTED  (2) (3)       SHARES     (2)       VOTES
----                     ------------------------               --- -------- ------------  --------  --------- ---------
Paul S. Amos             Chairman, the Company and AFLAC**       72   1956    1,657,524       .6    16,481,610    2.4

Daniel P. Amos           Chief Executive Officer, the Company    47   1983    4,924,725      1.8    43,616,256    6.3
                         and AFLAC; President, the Company
                         and AFLAC; Director, The CIT Group,
                         Inc., Livingston, NJ; Director,
                         Georgia Power Company, Atlanta, GA

J. Shelby Amos, II       Alabama/West Florida State Sales        46   1983      709,158       .3     6,896,869    1.0
                         Coordinator, AFLAC

Michael H. Armacost      President, The Brookings Institution,   61   1994       38,900        *       317,000      *
                         Washington D.C., since October 1995;
                         Professor, Asia/Pacific Research
                         Center, Stanford University, Stanford,
                         CA, from 1993 until September 1995;
                         Former U.S. Ambassador to Japan

M. Delmar Edwards, M.D.  Retired Vice President and              72   1990       61,640        *       544,400     .1
                         Assistant to the Chairman, Columbus
                         Regional Healthcare System, Inc.,
                         Columbus, GA; Retired Director, First
                         Union National Bank of Georgia,
                         Columbus, GA; Trustee, Columbus State
                         University, Columbus, GA; Trustee,
                         Morehouse School of Medicine,
                         Atlanta, GA

Joe Frank Harris         Distinguished Executive Fellow,         63   1991       99,874        *       926,740     .1
                         Georgia State University, Atlanta,
                         GA; Chairman of the Board, Harris
                         Georgia Corp., Cartersville, GA;
                         Director, Bankhead Enterprises, Inc.,
                         Atlanta, GA; Former Governor of the
                         State of Georgia

                                                            6

                                                                              SHARES OF
                                                                             COMMON STOCK             VOTING
                                                                             BENEFICIALLY             RIGHTS
                                                                               OWNED ON    PERCENT    ON FEB-   PERCENT
                                                                     YEAR    FEBRUARY 23,  OF OUT-   RUARY 23,    OF
                                                                     FIRST      1999       STANDING   1999     AVAILABLE
NAME                     PRINCIPAL OCCUPATION (1)               AGE  ELECTED  (2) (3)       SHARES     (2)       VOTES
----                     ------------------------               ---  -------  ------------ --------  ---------  --------
Elizabeth J. Hudson      Director, Spencer Stuart, New York,     49   1990       97,660       *        904,600     .1
                         NY, since January 1998; Senior Vice
                         President, Corporate Communications,
                         The Readers Digest Association, Inc.,
                         from May 1996 until December 1997;
                         Executive Producer, NBC Productions,
                         until May 1996

Kenneth S. Janke, Sr.    President, Chief Executive Officer,     64   1989       95,622       *        653,900    .1
                         National Association of Investors
                         Corp., Madison Heights, MI; President
                         and Director, NAIC Growth Fund,
                         Madison Heights, MI

Charles B. Knapp         President, Aspen Institute,             52   1990       97,250       *        900,500    .1
                         Washington, D.C., since July 1997;
                         President, The University of Georgia,
                         Athens, GA, until July 1997

Hisao Kobayashi          Senior Adviser, The Dai-Ichi Kangyo     63   1994    1,538,000       .6     1,808,000    .3
                         Bank Ltd., Tokyo, Japan; Chairman, The
                         CIT Group, Inc., Livingston, NJ; Director,
                         Nippon Light Metal Co., Ltd., Tokyo

Yoshiki Otake            Chairman, AFLAC Japan, since January    59   1986      993,569       .4     9,250,489   1.3
                         1995; President, AFLAC Japan, until
                         December 1994; Vice Chairman, AFLAC
                         International, Inc.

E. Stephen Purdom        Executive Vice President, AFLAC,        51   1987      453,270       .2     2,942,688    .4
                         since October 1994; Medical Director,
                         Columbus Clinic, Columbus, GA, until
                         September 1994; Senior Vice President
                         and Medical Director, AFLAC, until
                         October 1994; Director, Trust
                         Company Bank, Columbus, GA

                                                            7

<CAPTION<
                                                                              SHARES OF
                                                                             COMMON STOCK             VOTING
                                                                             BENEFICIALLY             RIGHTS
                                                                               OWNED ON    PERCENT    ON FEB-   PERCENT
                                                                     YEAR    FEBRUARY 23,  OF OUT-   RUARY 23,    OF
                                                                     FIRST      1999       STANDING    1999    AVAILABLE
NAME                     PRINCIPAL OCCUPATION (1)               AGE  ELECTED  (2) (3)       SHARES     (2)       VOTES
----                     ------------------------               ---  -------  ------------  --------  --------  --------
Barbara K. Rimer         Director, Cancer Control and            50   1995       32,400       *         35,298     *
                         Population Sciences, National
                         Cancer Institute, Bethesda,
                         MD, since December 1997; Director,
                         Cancer Control Research, Duke
                         Comprehensive Cancer Center,
                         Durham, NC, until December 1997

Henry C. Schwob          President, Schwob Realty Company,       71   1965      631,894       .2     6,056,068     .9
                         Columbus, GA; Director, First Union
                         National Bank of Georgia, Atlanta, GA

J. Kyle Spencer          President, Spencer Investment Company,  72   1968      861,736       .3     8,545,360    1.2
                         Columbus, GA; Retired Director, First
                         Union National Bank of Georgia,
                         Columbus, GA; Retired Chairman of the
                         Board, Bank South N.A., Columbus, GA

Glenn Vaughn, Jr.        Retired Chairman of the Board,          69   1990       76,018       *        688,180     .1
                         Columbus Ledger-Enquirer,
                         Columbus, GA

Robert L. Wright         President and CEO, Dimensions           61    (4)        6,000       *          6,000     *
                         International, Alexandria, VA;
                         Director, Riggs Bank, Washington, D.C.
(*)     Percent not listed if less than .1%
(**)    American Family Life Assurance Company of Columbus ("AFLAC") is a wholly owned subsidiary of the Company.

(1)     Unless specifically noted, the respective Director or nominee has held the occupation for at least five years.

(2)     Includes options to purchase shares (and available votes), which are exercisable within 60 days, for Paul S.
        Amos, 200,000 (2,000,000); Daniel P. Amos, 1,546,362 (9,832,626); J. Shelby Amos, II, 38,000 (308,000); Michael
        H. Armacost, 34,880 (276,800); M. Delmar Edwards, 38,000 (308,000); Joe Frank Harris, 94,250, (870,500);
        Elizabeth J. Hudson, 94,250 (870,500); Kenneth S. Janke, Sr., 38,000 (308,000); Charles B. Knapp, 94,250
        (870,500); Hisao Kobayashi, 38,000 (308,000); Yoshiki Otake, 764,040 (6,965,400); E. Stephen Purdom, 384,178
        (2,251,768); Barbara K. Rimer 32,000 (32,000); Henry C. Schwob, 38,000 (308,000); J. Kyle Spencer, 38,000
        (308,000); Glenn Vaughn, Jr., 69,250 (620,500); and Robert L. Wright 2,000 (2,000).
                                                            8

(3)     All stock is owned solely and directly by the nominee except as follows:

        Paul S. Amos, 214,836 shares owned by spouse; 21,750 shares owned by his minor grandchild with Mr. Amos as custodian; 279,900 shares owned by trusts with Mr. Amos as trustee; and 10,000 shares owned by the Paul S. Amos
        Family Foundation, Inc.

        Daniel P. Amos, 123,106 shares owned by spouse; 1,559,779 shares owned by a partnership of which Mr. Amos is a partner; 542,039 shares owned by trusts with Mr. Amos as trustee; 143,530 shares owned by trusts with his wife as trustee; and 10,000 shares owned by the Paul S. Amos Family Foundation Inc..  Does not include 10,050 shares owned by a trust with his wife as trustee of which Mr. Amos disclaims beneficial ownership.

        J. Shelby Amos, II, 233,467 shares owned by his children with Mr. Amos as trustee; and 22,368 shares owned by a corporation of which Mr. Amos is a controlling shareholder.

        M. Delmar Edwards, 17,080 shares owned by a trust with Dr. Edwards as trustee.

        Elizabeth J. Hudson, 3,410 shares owned jointly with spouse.

        Kenneth S. Janke, Sr., 22,942 shares owned by a trust with Mr. Janke as trustee; 5,755 shares owned by a trust with his wife as trustee; 21,000 shares owned by a partnership of which Mr. Janke is a partner; 7,500 shares owned by the NAIC Growth Fund of which Mr. Janke is President; and 424 shares owned by an investment club of which Mr. Janke is a member.

        Charles B. Knapp, 3,000 shares owned by spouse.

        Hisao Kobayashi, 1,500,000 shares owned by The Dai-Ichi Kangyo Bank, Ltd.; Mr. Kobayashi shares the power to vote these shares.

        E. Stephen Purdom, 5,100 shares owned by minor child with Mr. Purdom as custodian.

        Barbara K. Rimer, 400 shares owned jointly with spouse.

        Henry C. Schwob, 57,276 shares owned by spouse; and 1,600 shares owned by his children with spouse as custodian.

        J. Kyle Spencer, 96,938 shares owned by spouse; 43,063 shares owned by a trust with Mr. Spencer's son as trustee; 25,000 shares owned by a partnership of which Mr. Spencer is a partner.

        Glenn Vaughn, Jr., 4,894 shares owned jointly with spouse; and 1,874 shares owned by spouse.

(4)     First year nominated.

        Daniel P. Amos is the son of Paul S. Amos.  J. Shelby Amos, II is the nephew of Paul S. Amos.  Daniel P. Amos and J. Shelby Amos, II are cousins.  Kenneth S. Janke, Sr. is the father of Kenneth S. Janke Jr., an executive officer of the Company.  No other family relationships exist among any other executive officers or Directors.




                                                            9

               SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16 of the Exchange Act, as amended, executive officers, directors and holders of more than 10% of the Common Stock are required to file reports of their trading in Company equity securities with the Securities and Exchange Commission.

     Based solely on its review of the copies of such reports received by the Company, or written representations from certain reporting persons that no reports on Form 5 were required for those persons, the Company believes that during the last fiscal year all Section 16 filing requirements applicable to its reporting persons were complied with, except as set forth below.

     Mr. Shioichi Matsumoto failed to file on a timely basis two Form 4's relating to two transactions each in the Company's Common Stock.

           BOARD AND COMMITTEE MEETINGS AND DIRECTORS' COMPENSATION

     During 1998, the Board of Directors met six times, and all Directors attended more than 75% of the meetings of the Board and of the Board Committees on which they served except Mr. Michael J. Armacost.

     The following Directors were members of the respective committees during the past year:

           AUDIT             COMPENSATION               NOMINATING
        -----------       ------------------         ----------------
      J. Kyle Spencer       Gov. Joe Frank Harris     Paul S. Amos
      George W. Ford, Jr.   M. Delmar Edwards, M.D.   Daniel P. Amos
      Elizabeth J. Hudson   Glenn Vaughn, Jr.         J. Shelby Amos, II
      Henry C. Schwob                                 Kenneth S. Janke, Sr.
                                                      Charles B. Knapp

     The Audit Committee, which met three times during 1998, is charged with the duties of assuring that proper guidelines are established for the dissemination of financial information; meeting periodically with, and reviewing recommendations of, the Company's independent and internal auditors; meeting periodically with management with respect to the Company's system of internal controls and accounting systems used by the Company; determining that no restrictions are placed on the scope of the examination of the financial statements by the independent auditors; reviewing consolidated financial statements; and performing any other duties or functions deemed appropriate by the Board. The Committee also recommends to the Board of Directors the appointment of the Company's principal independent auditors. At least annually, the Committee reviews the services performed and the fees charged by the independent auditors.

     The independent auditors have direct access to the Committee and may discuss any matters that arise in connection with their audits, the maintenance of internal controls and any other matters relating to the Company's financial affairs. The Committee may authorize the independent auditors to investigate any matters that the Committee deems appropriate and may present its recommendations and conclusions to the Board.

     The Nominating Committee met once during 1998 to recommend nominees for election as Directors at the Annual Meeting of Shareholders. The Committee will consider, as potential nominees, persons recommended by shareholders in accordance with the procedures set forth in the Company's By-Laws. The Company's By-Laws provide that a shareholder nominating persons for election to the Board, in general, must give notice thereof in writing to the Secretary of the Company not less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs.

     Each Director of the Company receives $1,500 per month for service as such. A Director serving on one or more committees who is not an officer of the Company receives an additional $600 per month for that service ($200 if an officer). Each Director also receives $2,000 for attendance at each meeting of the Board of Directors. In addition, the chairmen of the Compensation and Audit Committees receive annually $10,000 and $12,000, respectively.

     During 1998, Mr. Henry C. Schwob received $48,237 for providing consulting services to AFLAC's Investment Committee.

     Directors who are not also employees of the Company or its subsidiaries have been granted non-qualified stock options pursuant to the Amended 1985 Stock Option Plan (the "1985 Plan") and the 1997 Stock Option Plan (the "1997 Plan"). The exercise price for the options is the fair market value of the Common Stock on the date of grant. In years prior to 1993, aggregate stock options, ranging from 15,000 to 40,000 per Director, were granted by the Directors' Stock Option Committee, which determined the value of each Director's continuing service to the Company based on experience gained from the number of years already served. The stock options granted prior to 1993 vested over a four-year period, contingent upon the shareholders re-electing the Director to the Board of Directors. Options vest in full upon the death or disability of the Director. Pursuant to amendments to the 1985 Plan approved by shareholders at the 1994 annual meeting, each new non-employee director, including any advisory director, was granted an option to purchase 10,000 shares of Common Stock as of the earlier of the date such individual was appointed to the Board or the date of the first annual meeting of shareholders at which such Director was elected to the Board. In addition to grants from the 1985 Plan, the 1997 Plan, approved by shareholders at the 1997 annual meeting, provides for two automatic grants of 10,000 shares each as of August 1, 1997, and August 1, 2002, as well as the first-time grant to newly appointed or elected non-employee directors. Options granted to each non-employee director will become exercisable in cumulative installments of 20% of the shares of Common Stock covered thereby as of the date of the grant, and an additional 20% as of each of the next four anniversaries of the date of the option grant to the extent the non-employee director continues to be a director as of that date, provided, however, that upon cessation of service by reason of retirement, a non-employee director will become immediately vested in all outstanding options that have not yet expired. The exercise price of all shares of Common Stock subject to options granted to non-employee directors will be 100% of the fair market value of such shares as of the date of grant.

     The Company maintains a retirement plan for non-employee directors who have attained age 55 and completed at least five years of service as a non-employee director. The annual benefit paid to a non-employee director upon retirement (or to his or her spouse in the event of death prior to retirement or prior to completion of payments under the plan) is equal to the director's compensation in the twelve months preceding retirement, including retainer and regular Board member fees, but excluding committee fees, paid for a period of time equal to the number of completed years served as a non-employee director.


                       COMPENSATION COMMITTEE REPORT

     This report on the compensation policies, components and decisions of the Company for 1998 with respect to the Company's executive officers is presented by the Compensation Committee of the Company, which was made up of three members, consisting of Governor Joe Frank Harris, Chairman of the Compensation Committee, Mr. Glenn Vaughn, Jr., and Dr. M. Delmar Edwards.

All such members of the Compensation Committee are outside Directors as defined by Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986 as amended (the "Code"). The function of the Compensation Committee is to approve current compensation arrangements for executive officers of the Company who are also members of the Board of Directors, including among the Named Executive Officers, Messrs. Daniel P. Amos, Paul S. Amos and Yoshiki Otake. The Compensation Committee determines all aspects of compensation for executive officers who are members of the Board with respect to stock options, and under the Company's Management Incentive Plan with respect to all executive officers (as defined therein and including the Named Executive officers other than Mr. Joseph P. Kuechenmeister, who does not participate in that plan). Other compensation decisions for executive officers are made by the Chief Executive Officer, Mr. Daniel P. Amos. The Compensation Committee met a total of four times over the past fiscal year.

                 Compensation Policies and Goals

     The Company's goal is to retain, motivate and reward management of the Company through its compensation policies and awards, while aligning their interests more closely with those of the Company and its shareholders. With respect to the retention of management, the Company seeks to attract and retain the highest caliber of management by offering, in addition to other intangible non-monetary benefits, total compensation that is comparable to that offered by its competitors. The Company believes that it is also important to provide compensation components that accrue to the benefit of, and provide security to, its management over the long term, such as pension benefits, to promote the retention of management. To align the interest of management more closely with that of the Company and to motivate and reward individual initiative and effort, the Company seeks to promote performance-based compensation so that contribution to the Company as a whole, as well as the attainment of individual performance goals, is rewarded. Through the use of performance-based plans that reward attainment of division or Company goals, the Company seeks to foster an attitude of teamwork, and the use of tools like equity ownership is important to ensure that the efforts of management are consistent with the objectives of shareholders. Through the use of stock options, the Company seeks to promote increased equity ownership by management in the Company.

                        Compensation Components

     At present, the compensation of the executive officers of the Company consists of a combination of salary, incentive bonuses, stock options, contributions to or accruals for benefit plans, and participation in various other plans, such as the Company's 401(k) plan, as well as medical and other personal benefits typically offered to executives at large corporations.

     Salaries. In 1998, salaries for executive officers generally were increased at an average rate of 4.5% to reflect both a cost-of-living increase and to recognize the Company's favorable performance in fiscal 1997 (as described below). With respect to Mr. Daniel P. Amos, no change in salary was made, despite the findings of a 1998 report (the "Consultant Report") prepared for purposes of compensation evaluation by an independent compensation consultant (the "Consultant") as to the favorable comparative performance of the Company. The Consultant had been retained by the Compensation Committee to evaluate the total compensation of the Company's top five compensated executives, to critique the Company's executive compensation program in relation to data from other companies and to identify trends in executive compensation. The Consultant Report compared the Company with a peer group of 17 generally successful industry-related companies of relative size (generally one-third to three times the Company's sales size) in the areas of asset and revenue size, net income, premium income, earnings per share, return on average equity, return on average assets and total shareholder return, and found that the Company's performance significantly exceeded that of the peer group on virtually all bottom line and return measures, ranking the Company second in composite performance (and first if the effect of the yen/dollar currency exchange rate were excluded). The comparator insurance companies were identified to the Compensation Committee by the Consultant as appropriate comparators to the Company from a business standpoint and for executive talent. The peer group included members of the S&P Life Insurance Index, which is one of the indices used in the Company's "Stock Performance Graph" (see page 19), but also includes a broader group of companies including those historically viewed by the Company as its most direct competitors and certain other insurers generally having an A.M. Best rating of A or higher, as deemed appropriate for comparative compensation purposes.

     Despite the Company's superior comparative performance, in light of limits on tax deductibility for executive compensation under Section 162(m) and the desire to emphasize stock compensation in lieu of cash compensation, the Compensation Committee determined that a salary increase for Mr. Daniel
P. Amos at this time was not appropriate. Instead, the decision was made to maintain Mr. Daniel P. Amos' salary and to increase the emphasis on long-term equity compensation in his overall compensation through the use of a stock option grant (described below) as additional compensation. In 1998 the salary for Mr. Paul S. Amos was increased by 10% based on the Company's comparative superior performance in 1997 and the desire to adequately compensate him for his value to the Company. Given that Mr. Paul S. Amos is relatively near retirement age, the Compensation Committee determined that a salary increase in his case was appropriate, despite the deductibility considerations of Section 162(m), rather than an option grant or the use of other long-term compensation.

     Bonuses. Under the Company's Management Incentive Plan for 1998, cash bonuses in an amount equal to 15% to 100% of salary, with respect to the Company and its subsidiaries' executive officers generally, and with respect to Messrs. Daniel P. Amos and Paul S. Amos, pursuant to their employment agreements, are paid on the basis of the attainment of target annual performance goals for the Company and, generally speaking, personal goals. None of the Named Executive Officers, however, have personal goals. In the event that specified performance goals are achieved, the participating Named Executive Officers, including Messrs. Daniel P. Amos and Paul S. Amos, may earn up to 100% of salary as a cash bonus (the "Capped Amount"). The establishment of the percentage of salary that such bonus may constitute upon the attainment of target goals for Messrs. Daniel P. Amos and Paul S. Amos, was based on the recognition by the Compensation Committee that the bonus goals are set very aggressively, that such performance-based compensation should account for a substantial proportion of the total compensation for these top two executives of the Company, and with respect to Mr. Daniel P. Amos, the limitations on his salary under Section 162(m) which have resulted in an increase in the proportion of his compensation based on performance of the Company.

     The performance goals are established on the basis of recommendations by management, and the awards, if attained, are paid in the following year. With respect to 1998, the Compensation Committee established Company performance goals for executive officers, including the CEO, based on, among other things, operating earnings per share (excluding effects of currency fluctuations), premium income, increases in new sales, operating expense controls, pretax operating earnings, and, in the case of most executive officers other than the Named Executive Officers, personal goals. (In connection with compliance with Section 162(m), the Compensation Committee deemed it appropriate that the bonus components of the Named Executive Officers were based on objective Company performance goals rather than more subjective personal goals.) With respect to Messrs. Daniel P. Amos and Paul
S. Amos, 50% of the target award was attributed to the earnings-per-share goal, while the other Company performance goals accounted for 50% of the total possible award in 5% to 20% increments. With respect to each Company performance goal, a minimum, target and maximum performance level is specified, the attainment of which determines the amount paid with respect to each performance goal. The bonus percentage is decreased or increased to the extent the Company performance levels meet the minimum levels or exceed target levels as the case may be, up to the maximum performance levels. Payment on attainment of any particular performance goal may occur independently of (i.e., is not contingent upon) attainment of any other performance goal. For the year ended December 31, 1998, all of the Named Executive Officers achieved bonus levels over the target bonus levels but below maximum bonus levels, reflecting the fact that Company performance levels generally exceeded target levels.

     In its evaluation of executive compensation, the Consultant Report found that, despite the Company's superior performance compared to the comparison group, total compensation for the Company's five highest paid executives is significantly below the 50th percentile of their counterparts in the comparison group, primarily due to the Company's conservative use of long-term incentives. As defined by the Consultant, total compensation includes total cash compensation plus the annualized value of long-term incentives. Based on its analysis of the Consultant Report findings, the Compensation Committee approved and recommended for shareholder approval an amendment to the Management Incentive Plan to increase the Capped Amount to not more than three times annual base salary. (See Proposal 2 at page 28.) The amendment will provide greater flexibility to the Compensation Committee to determine total executive compensation for the Company's executives and ensure full-deductibility of long-term incentives, while furthering the Company's goal to ensure that its management compensation structure emphasizes the successful long-term performance of the Company for the benefit of its shareholders.

     Other Benefits and Actions. The Company maintains (i) its 1985 and 1997 Plans pursuant to which officers and other employees are or have been granted options to purchase Company stock; (ii) its Retirement Plan for senior officers (the "Retirement Plan"), which provides lifetime retirement and medical benefits to plan participants, and (iii) its Supplemental Executive Retirement Plan (the "SERP") for certain key executives of the Company and certain subsidiaries who do not participate in the Retirement Plan, which provides for certain pension benefits in the event of termination (other than for cause), upon death, after age 55 or in certain change-in-control situations. Certain Named Executive Officers are participants in the Retirement Plan or in the SERP, but not both. The executive officers of the Company may also participate in the Company's nondiscriminatory 401(k) plan and a noncontributory defined benefit pension plan covering substantially all employees.

     In 1998, the Compensation Committee approved option grants exercisable for a total of 1,518,750 shares of Common Stock under the 1997 Plan to officers of the Company, including a grant of options to Mr. Daniel P. Amos exercisable for 297,000 shares at fair market value on the date of grant.
As noted above, this reflects the Compensation Committee's decision to shift a greater portion of his compensation to long-term stock-based compensation and as well as (a) the Company's comparative superior performance in 1997,
(b) the Compensation Committee's decision not to increase Mr. Daniel P. Amos' salary in 1998, (c) the fact that compensation in the form of stock options contains a higher level of risk to the executive (compared to a cash salary increase), (d) the Consultant Report finding that the annualized present value of Mr. Daniel P. Amos' stock options was 191% of his salary, a level well below the 349% median for his counterparts in the comparison companies, and (e) Mr. Daniel P. Amos' option exercises over the past year, and the desire to maintain Mr. Daniel P. Amos' equity position in the Company (given that the Company does not provide for an automatic reload of options upon exercise). In addition Mr. Kriss Cloninger, III and Mr. Joseph
P. Kuechenmeister received grants of 125,000 and 25,000 shares, respectively.

     The Compensation Committee also determined to add Ms. Diane P. Orr, Ms. Angela S. Hart, and Messrs. Allan E. O'Bryant, Thomas A. Hartsfield and Kermitt L. Cox as participants to the SERP in recognition of their respective contributions to the Company.

     The Compensation Committee believes that the executive compensation policies serve the best interests of the shareholders and the Company. The bonus and stock option components of compensation for Company executives are intended to be directly related to and commensurate with Company performance.

     In connection with making decisions on executive compensation, the Compensation Committee will take into account, as one of the factors which it considers, the provisions of Section 162(m), which limits the deductibility by the Company of certain categories of compensation in excess of $1,000,000 paid to certain executive officers. The Compensation Committee may (and, as described above, has), however, determine to authorize compensation arrangements that exceed the $1,000,000 deductibility cap imposed by Section 162(m). In this connection, the 1985 Plan, the 1997 Plan and the Management Incentive Plan presently conform to the requirements of Section 162(m) so that stock option grants and Management Incentive Plan awards are performance-based and not subject to the deduction limitation contained in Section 162(m).


Compensation Committee

Governor Joe Frank Harris - Chairman
M. Delmar Edwards
Glenn Vaughn, Jr.

                                             SUMMARY COMPENSATION TABLE
                                  ANNUAL COMPENSATION                 LONG-TERM COMPENSATION AWARDS
                                                                              AWARDS              PAYOUTS
NAME AND                                                    OTHER      RESTRICTED  SECURITIES
PRINCIPAL                                                   ANNUAL        STOCK    UNDERLYING      LTIP      ALL OTHER
POSITION                  YEAR    SALARY       BONUS      COMPENSATION   AWARD(S)   OPTIONS       PAYOUTS   COMPENSATION
                                  ($)(1)      ($)(2)        ($) (3)       ($)        (#)          ($)        ($)(4)
------------------        ----    ---------  -----------  ------------ ----------   ---------     -------  ------------
Daniel P. Amos            1998     995,000     995,000      134,616         -0-      297,000       -0-         6,366
President and CEO         1997     995,000     995,000      132,559         -0-      190,000       -0-         6,316
                          1996   1,008,563   1,044,216       93,624         -0-      600,000       -0-         6,131

Paul S. Amos              1998   1,258,839   1,225,444       89,654         -0-        -0-         -0-        21,583
Chairman                  1997   1,168,581   1,157,039       95,150         -0-        -0-         -0-        22,879
                          1996   1,111,441   l,135,765       84,664         -0-        -0-         -0-        24,804

Joseph P. Kuechenmeister  1998     262,000     789,620       33,091         -0-       25,000       -0-         7,410
Sr. Vice President,       1997     262,000     773,744        4,900         -0-        -0-         -0-         9,650
Director of Marketing     1996     250,000     347,000       16,966         -0-       30,002       -0-         6,772

Yoshiki Otake             1998     634,120     310,766       28,400         -0-        -0-         -0-        37,207
Chairman,                 1997     652,928     276,341       30,400         -0-        -0-         -0-        23,741
AFLAC Japan               1996     691,749     370,938       28,400         -0-       75,000       -0-        26,312

Kriss Cloninger, III      1998     450,000     450,000       20,826         -0-      125,000       -0-         7,414
Exec. Vice President      1997     425,000     475,000       10,314         -0-        -0-         -0-         7,364
and CFO                   1996     400,000     410,200       15,830         -0-      135,002       -0-         6,066

(1) Includes $1,258,839 and $551,038 deferred salary in 1998 and 1997, respectively, for Mr. Paul S. Amos.

(2) Includes for all Named Executive Officers other than Mr. Joseph P. Kuechenmeister cash bonuses paid in 1997, 1998 and 1999 under the Management Incentive Plan and other cash bonus payments. Includes as to Mr. Joseph P.
    Kuechenmeister Marketing Bonus for services rendered during 1996, 1997 and 1998.  Includes $1,208,484 and $1,140,079
    deferred bonus in 1998 and 1997, respectively, for Mr. Paul S. Amos.

(3) Includes aircraft expenses of $33,676 in 1998 for Mr. Daniel P. Amos.  Includes Board and Committee fees of $32,400,
    30,400 and 30,400 in 1998, 1997 and 1996, respectively, for Mr. Daniel P. Amos and Mr. Paul S. Amos and tax services of $27,000 for 1998, 1997 and 1996, for Mr. Paul S. Amos.

(4) Includes premiums paid in 1998 for term life insurance in the amount of $1,566, $21,583, $2,610, $37,207 and $2,614, for Mr. Daniel P. Amos, Mr. Paul S. Amos, Mr. Joseph P. Kuechenmeister, Mr. Yoshiki Otake, and Mr. Kriss Cloninger,
    III, respectively, and Company-matching contributions to the 401(k) retirement plan in the amount of $4,800 for each of Mr. Daniel P. Amos, Mr. Joseph P. Kuechenmeister and Mr. Kriss Cloninger, III. Includes premiums paid in 1997 for term life insurance in the amount of $1,566, $18,129, $4,900, $23,741, and $2,614 for Mr. Daniel P. Amos, Mr. Paul
    S. Amos, Mr. Joseph P. Kuechenmeister, Mr. Yoshiki Otake, and Mr. Kriss Cloninger, III, respectively, and
    Company-matching contributions to the 401(k) retirement plan in the amount of $4,750 for each of Mr. Daniel P. Amos,
                                                            17

    Mr. Paul S. Amos, Mr. Joseph P. Kuechenmeister and Mr. Kriss Cloninger, III.  Includes premiums paid in 1996 for term life insurance in the amount of $1,631, $20,304, $2,272, $26,312 and $1,566 for Mr. Daniel P. Amos, Mr. Paul S.
    Amos, Mr. Joseph P. Kuechenmeister, Mr. Yoshiki Otake, and Mr. Kriss Cloninger, III, respectively, and
    Company-matching contributions to the 401(k) retirement plan in the amount of $4,500 for each of Mr. Daniel P. Amos,
    Mr. Paul S. Amos, Mr. Joseph P. Kuechenmeister and Mr. Kriss Cloninger, III.










































                                                            18

                           STOCK PERFORMANCE GRAPH


     The following graph compares the five-year performance of the Company's Common Stock to the Dow Jones Industrial Average (Dow Jones) and the Standard & Poor's Life Insurance Index (S&P Life). The Standard & Poor's Life Insurance Index includes: Conseco, Inc., Jefferson-Pilot Corp., Lincoln National Corp., Provident Companies, Inc., Torchmark Corp., and UNUM Corp. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1993, and that all dividends were reinvested.













(Stock Performance graph inserted here.)















                         Performance Graph Index
                               DECEMBER 31


                      1993      1994      1995      1996      1997      1998
                      ----      ----      ----      ----      ----      ----

AFLAC INCORPORATED     100       114       157       234       282       488

DOW JONES              100       105       144       185       231       273

S&P LIFE               100        83       119       146       182       192

(All performance data provided by Research Data Group, Inc., San Francisco, CA 94107)

                     RETIREMENT PLANS FOR KEY EXECUTIVES

     Participants in the Retirement Plan receive full compensation for the first 12 months after retirement. Thereafter, the participants may elect to receive annual lifetime retirement benefits equal to 60% of their final compensation, or 54% of such compensation with 1/2 of such amount to be paid to their spouses for a specified period after death of the participant. Final compensation is deemed to be the higher of (i) the compensation paid during the last 12 months of active employment with the Company, or (ii) the highest compensation received in any calendar year of the last three years preceding the date of retirement. Compensation under this plan is defined to be base salary plus bonus. All benefits are subject to annual cost-of-living increases as the Compensation Committee may approve. Retired participants and their spouses are also entitled to receive full medical expense benefits for their lifetimes. The benefits payable under the plan are not subject to Social Security or defined benefit pension plan offsets.

     Generally, no benefits are payable until the participant accumulates 10 years credited service at age 60 or 20 years credited service. Reduced benefits may be paid to a participant who retires (other than for disability) before age 65 with less than 20 years credited service.

     Mr. Daniel P. Amos and Mr. Paul S. Amos are covered by this plan. AFLAC has entered into a similar agreement with Mr. Yoshiki Otake. Mr. Daniel P. Amos, Mr. Paul S. Amos and Mr. Yoshiki Otake have 25, 44 and 24 years, respectively, of credited service.

                  RETIREMENT PLAN FOR SENIOR OFFICERS TABLE
                           (all $ in thousands)
                            YEARS OF SERVICE

 COMPENSATION           20             25             30             35
 ------------          ----           ----           ----           ----
   $1,000            $  600         $  600         $  600         $  600
    1,250               750            750            750            750
    1,500               900            900            900            900
    1,750             1,050          1,050          1,050          1,050
    2,000             1,200          1,200          1,200          1,200
    2,250             1,350          1,350          1,350          1,350
    2,500             1,500          1,500          1,500          1,500
    2,750             1,650          1,650          1,650          1,650
    3,000             1,800          1,800          1,800          1,800

     The Company maintains the SERP for certain key executives of the Company and its subsidiaries who do not participate in the Retirement Plan. Participation in the SERP is limited to key employees of the Company (and its subsidiaries) designated by the Board of Directors of the Company from time to time. Participants generally must be employed with the Company or a subsidiary at age 55, and with respect to participants who began participating in the SERP after August 11, 1992, must also complete at least 15 years of employment with the Company or a subsidiary and participate in the SERP for at least 5 years to be eligible to receive benefits under the SERP. In 1997, the Compensation Committee amended the terms of the plan to alter the benefit formula in the plan and the definition of "pay" taken into account under the plan. The previous two-tiered benefit formula was 50% of final pay for retirement at ages 55 though 64 and 65% of final pay at ages 65 and over. The new three-tiered benefit formula provides for a 40% benefit upon retirement between the ages of 55 to 59, a 50% benefit upon retirement between the ages 60 to 64 and a 60% benefit upon retirement for ages 65 and over. Additionally, rather than basing the benefit calculations on the participant's highest annual base salary during the three-year period proceeding termination of employment ("Final Pay"), the new benefit formula computes benefits calculation on "Average Compensation." Under the terms of the plan, all benefit calculations are subject to offset for amounts paid under the Company's defined benefit pension plan.

     Average Compensation is determined by using the average of annual compensation for the three consecutive calendar years out of the ten consecutive calendar years of employment which yields the highest average. Average compensation is calculated using "Annual Compensation," which is defined to include both base salary and bonuses for a calendar year.

     Benefits are generally payable in the form of an annuity for the life of the participant. However, a participant may elect a joint and survivor annuity pursuant to which he or she will receive reduced benefits during his or her lifetime and, after his or her death, his or her surviving spouse will receive a monthly benefit equal to 50% of the amount that had been paid to the participant. No benefits are payable to a participant whose employment is terminated before age 55 except for certain terminations following a "change in control." If a participant dies after age 55 but before benefits are paid under the plan, his or her spouse will receive a death benefit equal to 50% of the benefits that the participant would have been entitled to receive had he or she retired on the day preceding the date of his or her death. If a participant's employment is terminated for "cause," he or she immediately forfeits all rights and entitlements under the plan. The benefits payable under the plan are not subject to Social Security offset; benefits are subject to offset for amounts paid under the Company's defined benefit pension plan. See "Employment Agreements and Termination of Employment Arrangements" for additional information regarding the SERP.

     Mr. Kriss Cloninger, III participates in the SERP. The estimated annual benefit payable upon a retirement age of 55 for Mr. Cloninger is $389,577.

                         DEFINED BENEFIT PENSION PLAN

     The Company has a noncontributory defined benefit pension plan covering substantially all U.S. employees who satisfy the eligibility requirements. Benefits are calculated in accordance with the following formula: l% of average monthly compensation times years of credited service not in excess of 25 years, plus .5% of average monthly compensation times years of credited service in excess of 25 years. Participants are eligible to receive normal retirement benefits upon attaining their normal retirement age of 65. Participants with 15 years of credited service are eligible to receive reduced normal retirement benefits upon reaching their early retirement age of 55. A participant can be eligible for full normal retirement benefits when the participant's years of credited service plus attained age equals or exceeds 80. For purposes of the plan, average monthly compensation is deemed to be the participant's highest average compensation during any five consecutive years of service within the 10 consecutive plan years of service immediately preceding retirement. Compensation generally means salaries and annual incentive bonuses. The benefits payable under the plan as amended are not subject to adjustment for Social Security benefits or other offsets. The benefits payable under the plan may be paid monthly over the life of the participant (with joint and survivor options available at reduced rates).

The maximum retirement benefit is limited in accordance with section 415 of the Code to $130,000 for 1998. The maximum compensation that may be taken into account in the calculation of retirement benefits is limited in accordance with section 401(a) (17) of the Code to $160,000 for 1998. These limitation amounts for future years will be indexed for cost-of-living adjustments, but only increase when a new $5,000 increment is reached. The following table reflects annual benefits as determined by the above formula.



                   DEFINED BENEFIT PENSION PLAN TABLE

                               YEARS OF SERVICE


COMPENSATION             15            20         25         30          35
------------            ----          ----       ----       ----        ----
   $25,000           $ 3,750       $ 5,000    $ 6,250    $ 6,875     $ 7,500
    50,000             7,500        10,000     12,500     13,750      15,000
    75,000            11,250        15,000     18,750     20,625      22,500
   100,000            15,000        20,000     25,000     27,500      30,000
   125,000            18,750        25,000     31,250     34,375      37,500
   150,000            22,500        30,000     37,500     41,250      45,000
   160,000            24,000        32,000     40,000     44,000      48,000

     Mr. Daniel P. Amos, Mr. Joseph P. Kuechenmeister and Mr. Kriss Cloninger, III have 25 years, 11 years and 7 years, respectively, of credited service in the plan.

     Mr. Otake has waived his rights to participate in the Company's retirement or pension plans. See "Employment Agreements and Termination of Employment Arrangements."

                                       OPTION GRANTS IN 1998
                                                                                     Potential Realizable Value
                                                                                       at Assumed Annual Rates
                                                                                     of Stock Price Appreciation
                         Individual Grants                                                for Option Term(1)
________________________________________________________________________________   ________________________________
                         Number of       Percent of                                   IF STOCK          IF STOCK
                         Securities       Options                                        AT                AT
                         Underlying      Granted to     Exercise                       $75.74           $120.61
                          Options        Employees      of Base
                         Granted         in 1998         Price       Expiration
Name                      (#)                            ($/Sh)         Date             5%($)             10%($)
--------------          -----------     ----------     ---------     ----------     -------------   --------------
STOCK APPRECIATION           N/A             N/A         N/A           N/A          7,781,000,000   19,721,000,000
FOR ALL SHAREHOLDERS (2)

Daniel P. Amos, CEO (3)    297,000          15.2       30.0938       6/24/08            5,620,947       14,244,606
Joseph P. Kuechenmeister    25,000           1.3       30.0938       6/24/08              473,144        1,199,041
Kriss Cloninger, III       125,000           6.4       30.0938       6/24/08            2,365,718        5,995,205

(1)  The assumed annual rates of stock price appreciation (shown at the assumed rates of 5% and 10% for the option term of 10 years), as required by the Securities and Exchange Commission, are compounded annually and therefore are shown at the compound appreciation rates of 63% and 159%, respectively.

(2)  For "Stock Appreciation For All Shareholders," the potential realizable value is calculated based on $46.50, the average market price of a share of Common Stock on February 23, 1999, and the number of shares outstanding on that date.

(3)  Option grants for Daniel P. Amos and Kriss Cloninger vest 1/3 on the date of grant and 1/3 each on the next two anniversaries of the option grant date.  The option grant for Joseph P. Kuechenmeister vests at the end of a three-
     year period from the option grant date.













                                                            23

                                              AGGREGATED OPTION EXERCISES IN 1998
                                            AND OPTION VALUES AS OF DECEMBER 31, 1998
                                                                 Number of Securities           Value of Unexercised
                                                                Underlying Unexercised              In-the-Money
                                                                      Options at                     Options at
                             Shares                                  12-31-98(#)                     12-31-98($)
                            Acquired            Value         --------------------------     --------------------------
Name                      on Exercise(#)     Realized ($)     Exercisable  Unexercisable     Exercisable  Unexercisable
----                      --------------     ------------     -----------  -------------     -----------  -------------
Daniel P. Amos, CEO          466,973        14,500,642        1,775,587       461,334        55,289,866    9,202,429
Paul S. Amos                  97,682         1,462,290          200,000         -0-           6,891,660        -0-
Joseph P. Kuechenmeister       -0-               -0-             28,950        35,002           869,234      625,002
Yoshiki Otake                  -0-               -0-            814,766        25,000        31,339,731      701,040
Kriss Cloninger, III         144,352         4,087,811          324,816       128,336         9,753,572    2,410,371






























                                                            24

     EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     On August 1, 1993, the Company entered into an employment agreement with Mr. Daniel P. Amos which provided for a three-year term commencing August 1, 1993, with automatic extensions of one-year periods to the term of the agreement occurring on an annual basis beginning August 1, 1994, unless written notice of termination is given prior to such annual extensions. Pursuant to the agreement as currently in effect, Mr. Amos is entitled to receive an annual base salary of $995,000.

     The agreement provides that Mr. Amos (referred to hereafter as the "Executive") will continue to participate in the Management Incentive Plan, the Retirement Plan and the 1997 Plan, and will participate in all other fringe benefit plans applicable to employees generally or provided to senior executives of the Company. The Executive may receive other benefits as determined from time to time by the Compensation Committee.

     Pursuant to the agreement, the Company remains obligated to continue compensation and benefits to the Executive for the scheduled term of the agreement if the employment of the Executive is terminated by the Company without "good cause." If the Executive's employment is terminated by the Company for "good cause," or by the Executive without "good reason," the Company is generally obligated to pay compensation and benefits only to the date of termination (except that the Executive is entitled to benefits under the Retirement Plan if the termination is not for "good cause"). "Good cause" generally means (i) the willful failure by the Executive to substantially perform his management duties for more than 60 days, (ii) intentional conduct by the Executive causing substantial injury to the Company, or (iii) the conviction or plea of guilty by the Executive of a felony crime involving moral turpitude. "Good reason" is defined to include a breach of the agreement, a diminution or change in the Executive's title, duties or authority, or a relocation of the Company's principal offices. Upon voluntary termination without "good reason" or termination by the Company for "good cause," the Executive is prohibited for a two-year period from directly or indirectly competing with the Company.

     The agreement provides that compensation and benefits continue for certain specified periods in the event that the Executive becomes totally disabled. Upon death of the Executive, his estate is to be paid an amount, payable over a three-year period, equal to the Executive's base salary and any bonus actually paid during the last three years of his life.

     Upon a "change in control" of the Company, the agreement is extended for an additional three-year period. If, following a change in control, the Executive's employment with the Company is terminated by the Company without "good cause," or by the Executive for "good reason," the Company must pay to the Executive, among other payments but in lieu of any further salary payments subsequent to the date of termination, a lump-sum severance payment equal to three times the sum of the Executive's base salary and bonus under the Management Incentive Plan (as paid during periods specified in the agreement).

     A "change in control" is generally deemed to occur when: (i) a person or group acquires beneficial ownership of 30% or more of the Common Stock;
(ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority of the Board; or (iii) the shareholders approve a liquidation or sale of substantially all of the assets of the Company or certain merger and consolidation transactions.

     On August 1, 1995, the Company entered into an employment agreement with Mr. Paul S. Amos. This agreement provides for a three-year term commencing August 1, 1995, with automatic extensions of one-year periods to the term of the agreement occurring on an annual basis beginning August 1, 1996, unless written notice of termination is given prior to such annual extensions. Pursuant to the agreement as currently in effect, as of August 1, 1998, Mr. Amos is entitled to receive an annual base salary of $1,329,332.

     Other material terms of Mr. Paul S. Amos' employment agreement relating to termination, disability, death and changes in control of the Company are substantially similar to such provisions in Mr. Daniel P. Amos' employment agreement, as described above.

     On July 15, l997, the Company entered into a deferred compensation agreement with Mr. Paul S. Amos. Pursuant to the agreement, Mr. Amos may elect to defer up to 100% of his salary and annual bonus for each calendar year commencing with 1998, such deferred amounts to be credited to an account to be maintained by the Company. The Company has established a trust to satisfy its obligations to pay such deferred amounts at the time elected by Mr. Amos at the time of each deferral, but Mr. Amos will have no prior claim to the assets of the trust over the general creditors of the Company in the event of the insolvency of the Company. Deferred amounts credited to Mr. Amos' account will receive interest annually at a rate equal to earnings for the calendar year on investments made by the trust with amounts contributed by the Company.

     Payments of deferred amounts may occur in lump-sum or in annual installments, or as otherwise determined by the Company and elected by Mr. Amos at the time of the deferral. Lump-sum distributions may occur in advance of the elected time of pay-out in the event of (i) medical hardship, as determined by the Company (limited to the amount necessary to meet such hardship), (ii) certain defined changes in control of ownership of the Company (consisting of (a) the acquisition of 30% or more of the Company's outstanding shares or voting power by a person, entity or group, (b) approval by the Company's shareholders of a reorganization, merger or consolidation where at least 50% of the share ownership of the Company following such event is not held by persons who were shareholders of the Company prior to such event or (c) the liquidation or dissolution of the Company or the sale of all or substantially all of the Company's assets) or
(iii) the termination of employment of the CEO of the Company.

     Pursuant to an employment agreement between the Company and Mr. Kriss Cloninger, III, as amended, Mr. Cloninger is employed as Chief Financial Officer of the Company. The term of the agreement is subject to automatic two-year extensions on an annual basis beginning March 16, 1994, unless written notice that such extension will not occur is given prior to such annual date by either party. Mr. Cloninger is entitled to a base salary per year of $475,000, which shall be increased annually during the term of the agreement and any extensions thereof, as determined by the Company's CEO. The Company shall also pay Mr. Cloninger, as performance bonus compensation, an amount each year under the Company's Management Incentive Plan.

     Mr. Cloninger will be eligible to participate in all fringe benefit programs applicable to employees generally, and shall receive such other

"fringe" or employee benefits (including awards of stock options) as are provided to key executive employees of the Company and that are appropriate to his responsibilities as Chief Financial Officer.

     Other material terms of Mr. Cloninger's employment agreement relating to termination, disability, death and changes in control of the Company are substantially similar to such provisions in Mr. Daniel P. Amos' employment agreement, as described above.

     Mr. Kriss Cloninger, III is a participant in the SERP. Under the plan, as amended, in the event that a participant's employment with the Company is terminated within two years of a "change in control" of the Company other than for death, disability or cause, or a participant terminates his employment during such period for "good reason," the participant becomes 100% vested in his retirement benefits and is entitled to receive a lump-sum amount equal to the actuarial equivalent of the annual retirement benefit to which he would have been entitled had he remained in the employ of the Company until (i) age 55 (in the case of a participant who is not yet 55);
(ii) age 60 (in the case of a participant who is at least 55, but not yet
60); or (iii) age 65 (in the case of a participant who is at least 60, but not yet 65), as the case may be. A "change in control" shall generally occur under the same circumstances described as a "change in control" in Mr. Daniel P. Amos' employment agreement. "Cause" shall mean generally: (i) the participant's willful failure to substantially perform his duties with the Company (other than that resulting from illness or after a participant gives notice of termination of employment for "good reason") after a written demand for substantial performance is delivered to the participant by the Board, or (ii) the willful engaging by the participant in materially injurious conduct to the Company. "Good reason" is defined to include various adverse changes in employment status, duties and/or compensation and benefits following a "change in control." Benefits may be reduced to the extent that they are not deductible by the Company for income tax purposes.

     Pursuant to an employment agreement between AFLAC and Mr. Yoshiki Otake, Mr. Otake is to serve as Chairman of AFLAC Japan (or, upon his removal, the position of a senior officer of AFLAC Japan) through 2004, subject to annual renewals thereafter by the mutual consent of the parties. He is entitled to receive a base salary in 1999 of 86,320,000 yen ($749,957 at the 1998 year-end exchange rate) and is eligible for a short-term management incentive bonus with a target amount of at least 35% of the base salary. Pursuant to the agreement, Mr. Otake will be considered for salary increases in the same manner and time as the senior executive officers of AFLAC. Mr. Otake also participates in the Company's stock option plan in the same manner as most AFLAC senior officers and directors.

     Under the agreement, Mr. Otake is eligible for full retirement benefits at age 65 and may take voluntary early retirement with reduced benefits upon the approval of AFLAC. Mr. Otake is entitled to full retirement benefits upon total and permanent disability prior to age 65. His full retirement benefits (which are subject to annual adjustment for cost-of-living increases proportionate to those granted to senior officers of AFLAC Japan) consist of a choice between (i) 60% of the higher of his total compensation (defined under this agreement as base salary and bonus) for the last 12 months of employment, or the highest total compensation received in any calendar year during the agreement term, during the remainder of Mr. Otake's life, or (ii) 54% of such compensation, paid to Mr. Otake during the remainder of his life, with 1/2 of such amount to be paid to his spouse for a specified period of time after his death. After retirement, Mr. Otake and his spouse shall receive medical benefits for the remainder of their lives. Until Mr. Otake reaches 65, where mutual consent to renew the agreement is not obtained but where Mr. Otake remains mentally and physically sound, he is allowed to continue his employment with such stature as deemed appropriate by AFLAC with a starting salary equivalent to 70% of his last salary, subject to annual cost-of-living increases. Mr. Otake has agreed not to engage in any activity competitive with AFLAC while any benefits (including retirement benefits) are being paid to him by AFLAC. In consideration of the benefits contained in his agreement, Mr. Otake has waived any rights to participate in any other AFLAC or AFLAC Japan retirement or pension plans.



                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

     Information is provided with respect to executive officers, Directors and/or members of their immediate families who were indebted to the Company or its subsidiaries, at any time since January 1, 1998, in excess of $60,000, as follows:

                      Largest
                     Aggregate                                      Amount
                      Amount                                     Outstanding
                   Outstanding                          Rate        as of
                      Since           Nature of          of      January 31,
Name (1)         January 1, 1998    Indebtedness       Interest      1999
----------------------------------------------------------------------------

Daniel P. Amos      $2,094,911     Term Stock Note(2)    6.00%   $2,085,294

Joey M. Loudermilk  $   36,218     Stock Option Note(3)  5.58%   $    -0-
                    $   36,275     Stock Option Note(3)  5.47%   $    -0-
                    $   19,437     Stock Option Note(3)  5.94%   $    -0-

Gary Stegman        $   92,615     Stock Option Note(3)  6.20%   $   53,294
                    $   37,625     Stock Option Note(3)  6.65%   $   37,536
                    $   84,702     Stock Option Note(3)  6.21%   $   84,495
                    $   82,783     Stock Option Note(3)  6.16%   $   82,588
                    $  265,067     Stock Option Note(3)  5.86%   $  264,535

(1) All of the named individuals were executive officers of the Company or one of its subsidiaries during 1998.

(2) Collateralized note accepted by the Company and secured by stock of the Company.

(3) Collateralized notes accepted by the Company in payment of stock options exercised.


     J. Shelby Amos, II, a Director of the Company, has been associated with AFLAC since 1973 and presently serves as Alabama/West Florida State Sales Coordinator. In 1998, he earned renewal and first-year commissions of $790,114 (before expenses) on collected premiums of $28,220,620, and he received $80,871 in 1999 in lieu of shares earned in 1998 under the AFLAC Associates' Stock Bonus Plan.

     In 1998, $202,243 was paid by AFLAC to a corporation of which Maria Theresa Amos Land, the sister of J. Shelby Amos, II, is the sole shareholder. This amount was earned as renewal commissions before expenses, on collected premiums of $8,154,666 by W. Donald Land, the deceased husband of Maria Theresa Amos Land who served as Florida State Sales Coordinator with AFLAC from 1975 until May 1990.

     State Sales Coordinators are not salaried employees but are compensated on a commission basis and are required to pay their own expenses including travel, office expenses, incentives for district and regional sales coordinators and associates in their state, and recruiting and training costs. The compensation arrangements with J. Shelby Amos, II and W. Donald Land were similar when contracted to those of other State Sales Coordinators.

                  2.  PROPOSAL TO ADOPT AN AMENDED AND RESTATED
                           MANAGEMENT INCENTIVE PLAN

     In order to continue and to enhance the effectiveness of the Management Incentive Plan (the "Management Incentive Plan"), which was initially approved by the Board of Directors in 1985, and subsequently amended and restated in 1994, the Board of Directors, in accordance with the recommendation of its Compensation Committee, has amended and restated the Management Incentive Plan (as amended and restated, the "1999 Management Incentive Plan"), subject to approval by shareholders at the annual meeting as required by its terms.

     Prior to its amendment and restatement, the Management Incentive Plan terminated at the end of the 1998 fiscal year, but payments with respect to all awards previously granted thereunder will be paid out pursuant to its terms. The 1999 Management Incentive Plan will terminate at the end of the 2003 fiscal year, but payments with respect to all awards previously granted thereunder will be paid out pursuant to its terms.

     In addition, prior to its amendment and restatement under the Management Incentive Plan any participant who was a "covered employee," as defined in section 162(m) of the Code, generally the chief executive officer and the four most highly compensated executive officers other than the chief executive officer, at the end of the fiscal year, could not receive an award for any fiscal year that exceeded 100% of his or her annual base salary. As amended under the 1999 Management Incentive Plan, this limitation would be increased so that any participant who was a covered employee could not receive an award for any fiscal year that exceeds the lesser of 300% of his or her annual base salary and four million dollars.

     The 1999 Management Incentive Plan is designed to ensure that compensation that may be payable under the 1999 Management Incentive Plan will continue to qualify as performance based compensation within the meaning of section 162(m) of the Code, and therefore will be fully tax-
deductible by the Company.   Specifically, Section 162(m) of the Code denies
deductions by an employer for certain compensation in excess of $1 million per year. Certain other compensation, including compensation based on performance goals, is excluded from this deduction limit. Among the requirements for compensation to qualify for this exception, are the following: (1) the material terms pursuant to which the compensation is to be paid, including the employees eligible to receive compensation, a description of the business criteria on which the performance goals are based and the maximum amount of compensation that could be paid to any covered employee, must be disclosed to and approved by the shareholders in a separate vote prior to the payment, and (2) prior to payment, the Compensation Committee must certify that the performance goals and any other material terms have been satisfied. Accordingly, the 1999 Management Incentive Plan is being submitted to the shareholders for approval at the 1999 Annual Meeting.

     If the shareholders approve the 1999 Management Incentive Plan, it will take effect for performance awards, if any, payable with respect to fiscal years of the Company commencing on or after January 1, 1999. If the required shareholder approval is not obtained, the 1999 Management Incentive Plan will be null and void for performance awards, if any, payable with respect to fiscal years of the Company commencing on or after January 1, 1999.

                           DESCRIPTION OF PLAN

     The description of the 1999 Management Incentive Plan summarized below is qualified, in its entirety, by reference to the text of the 1999 Management Incentive Plan as set forth in Exhibit A.

     The purposes of the 1999 Management Incentive Plan are to reinforce corporate, organizational and business-development goals, to promote the achievement of year-to-year and long-range financial and other business objectives, and to reward the performance of individual officers and other employees in fulfilling their personal responsibilities for long-range achievement.

     The 1999 Management Incentive Plan provides for the granting of performance awards to employees of the Company and its subsidiaries, including employees who are also executive officers and Directors, and who possess a capacity for contributing in substantial measure to the successful performance of the Company. As of February 23, 1999, approximately 111 employees were eligible to participate in the 1999 Management Incentive Plan.

     The 1999 Management Incentive Plan is administered by the Compensation Committee of the Board of Directors, which is composed entirely of directors who are not employees of the Company. The Compensation Committee selects the employees who participate in the 1999 Management Incentive Plan and grants all awards under the 1999 Management Incentive Plan, determines the terms and provisions, including the performance goals, of such awards and the respective award agreements between the Company and each participant (which need not be identical), certifies whether the performance goals have been attained, makes adjustments in the performance goals in recognition of unusual or non-recurring events that affect the Company or the financial statements of the Company, or in response to certain changes in applicable laws, regulations or accounting principles, construes and interprets the 1999 Management Incentive Plan and award agreements, makes rules and regulations in connection with the administration and operation of the 1999 Management Incentive Plan and makes all other determinations necessary or desirable in administering the 1999 Management Incentive Plan.

     For each fiscal year commencing with 1999, the Compensation Committee will establish the performance goals that must be met during the fiscal year as a condition of receipt of awards under the 1999 Management Incentive Plan. Performance goals may include any or all of the following: (1) attainment of an amount of "consolidated net earnings" (as defined below),

(2) attainment of a percentage of "return on equity" (as defined below), (3) attainment of amounts of "operating earnings per share" (as defined below), excluding all or a portion of the effects of translating foreign currency of business segments to U.S. dollars for financial reporting purposes; (4) increases in the market price of Company Common Stock or levels of total return to shareholders; and (5) attainment of goals established based on the financial performance of the Company or the Company together with its subsidiaries or individual subsidiaries or business segments of the Company relating to increases in premium income, investment income, total revenues, operating expenses, pretax operating earnings, premiums in force, number of policies in force, new sales and policy conversions (i.e., issuance of current policy contracts to existing policyholders in exchange for surrender of policies issued in prior years). With respect to participants who are not executive officers of the Company, performance goals may also include personal performance goals. Performance goals for "executive officers" (as defined) will not include personal goals.

     For purposes of the 1999 Management Incentive Plan, "consolidated net earnings" means the net earnings of the Company for the fiscal year determined in accordance with generally accepted accounting principles and reported in the Company's audited financial statements for such fiscal year, but before any provision for the cumulative effect of accounting changes required to be adopted by generally accepted accounting principles in respect of such fiscal year; "operating earnings per share" means net earnings per share of Common Stock, excluding (i) the effects of realized gains or losses on investments; (ii) the cumulative effect of adopting required accounting changes and (iii) unusual charges or credits not directly related to normal business operations and as identified in the Company's reports to shareholders and accounted for in accordance with Accounting Principles Board Opinion No. 30; and "return on equity" means the quotient obtained by dividing (i) net operating earnings for a fiscal year by (ii) the average of common shareholders' equity of the Company as of the beginning and the end of the fiscal year. Such common shareholders' equity will exclude the effect of unrealized gains and losses recognized in a separate equity component under Financial Accounting Standards Board Statement No. 115.

     The Compensation Committee will specify with respect to a fiscal year the performance goals applicable to each award and minimum, target and maximum levels applicable to each performance goal. The minimum level reflects the level of performance at which 50% of the performance goal is achieved and below which no payment will be made; the target level reflects the level at which 100% of the performance goal is achieved; and the maximum level reflects the level of performance at which 200% of the performance goal is achieved. Awards for any fiscal year may be expressed as a dollar amount or as a percentage of the participant's "annual base salary."
"Annual base salary" means: (i) with respect to any executive officer, the annual rate of base salary of such executive officer in effect as of the first day of any fiscal year (or, if an executive officer was not employed as of the first day of a fiscal year, the annual rate of base salary in effect as of such executive officer's first day of employment); and (ii) with respect to any other participant, unless otherwise determined by the Company, the base salary paid to such participant during any fiscal year.

     Unless otherwise provided by the Compensation Committee in connection with specified terminations of employment, or upon the occurrence of a "change in control" (as defined), awards will be made only if and to the extent the performance goals established for the particular fiscal year have been attained. Notwithstanding the foregoing, any participant who is a covered employee may not receive an award for any fiscal year that exceeds the lesser of 300% of his or her annual base salary and four million dollars. Awards will be paid to participants, in cash, within a reasonable period of time following the end of the fiscal year to which the awards relate. With respect to participants who are covered employees, unless otherwise determined by the Compensation Committee, payment will be made only after achievement of the applicable performance goals has been certified by the Compensation Committee.

     Notwithstanding any other provision of the 1999 Management Incentive Plan to the contrary, if a change in control occurs while any awards remain outstanding under the 1999 Management Incentive Plan, then the performance period (i.e., the fiscal year) outstanding at the time of such change in control will be deemed to have been completed, the maximum level of performance with respect to the applicable performance goals will be deemed to have been attained and a pro rata portion (based on the number of full and partial months that have elapsed with respect to the performance period) of each outstanding award granted will become payable in cash to each participant.

     The 1999 Management Incentive Plan may be amended, suspended or terminated at any time by the Board of Directors or the Compensation Committee, provided, however, that no amendment that requires shareholder approval in order for the 1999 Management Incentive Plan to comply with section 162(m) of the Code will be effective unless the amendment is so approved.

     The 1999 Management Incentive Plan will terminate at the end of the 2003 fiscal year, but payment with respect to all awards previously granted under the 1999 Management Incentive Plan will be paid out pursuant to its terms.

     Inasmuch as performance goal criteria may vary from year to year, and awards may vary from participation to participation, benefits under the 1999 Management Incentive Plan are not determinable. Bonuses paid to the Named Executive Officers in respect of the 1998 fiscal year, however, are noted in the Summary Compensation Table on page 17. Bonuses paid with respect to the executive officers in respect of the 1998 fiscal year are approximately equal to $4,372,803, and with respect to the all other plan participants is approximately equal to $2,613,818. The non-employee director group is not eligible to participate in the 1999 Management Incentive Plan.


         THE BOARD OF DIRECTORS RECOMMENDS UNANIMOUSLY A VOTE "FOR" APPROVAL OF THE AMENDED AND RESTATED MANAGEMENT INCENTIVE PLAN

                       3. RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

     The Board of Directors of the Company, in accordance with the recommendation of its Audit Committee, none of whom is an employee of the Company, has reappointed KPMG LLP, Certified Public Accountants, as independent auditors for the Company, subject to ratification by the shareholders.

     In connection with its audit of the Company's financial statements for the year ended December 31, 1998, included in the Company's Annual Report to

Shareholders, KPMG LLP reviewed the Company's filings with the Securities and Exchange Commission, the Tokyo Stock Exchange and the Ministry of Finance of Japan and conducted timely reviews of quarterly reports to shareholders.

     Representatives of KPMG LLP are expected to be present at the 1999 Annual Meeting of Shareholders with the opportunity to make a statement if they so desire. Such representatives are expected to be available to respond to appropriate questions.

           THE BOARD OF DIRECTORS RECOMMENDS UNANIMOUSLY A VOTE "FOR"
                    RATIFICATION OF THE SELECTION OF SUCH FIRM
                     AS THE COMPANY'S INDEPENDENT AUDITORS

                             4. OTHER MATTERS

     Management does not intend to bring any other matter before the meeting, and does not know of any other matter that is proposed to be brought before the meeting. However, should any other matter properly come before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their judgment on such matter.

                           SHAREHOLDER PROPOSALS

     For a shareholder's proposal to be included in the Company's Proxy Statement for the 2000 Annual Meeting of Shareholders, the shareholder must follow the procedures of Rule 14a-8 under the Exchange Act and the proposal must be received by the Secretary of the Company by November 12, 1999. To be timely, shareholder proposals submitted outside the processes of Rule 14a-8 must be received by the Secretary of the Company after February 2, 2000, and before March 5, 2000.

                              ANNUAL REPORT

     The Company has mailed a copy of its Annual Report to each shareholder entitled to vote at the 1999 Annual Meeting of Shareholders. A copy of the Company's Form 10-K is available at no charge to all shareholders. For a copy write to:


Kenneth S. Janke Jr.
Senior Vice President, Investor Relations
AFLAC Incorporated
Worldwide Headquarters
Columbus, Georgia 31999

                                     By Order of the Board of Directors,

                                             /s/ Joey M. Loudermilk
                                          -----------------------------
                                             Joey M. Loudermilk
                                                  Secretary


March 11, 1999

                                                               EXHIBIT A



                             AFLAC INCORPORATED
                            AMENDED AND RESTATED
                          MANAGEMENT INCENTIVE PLAN


1.  PURPOSES

    The purposes of the AFLAC Incorporated Amended and Restated Management Incentive Plan are to reinforce corporate, organizational and business-development goals; to promote the achievement of year-to-year and long-range financial and other business objectives; and to reward the performance of individual officers and other employees in fulfilling their personal responsibilities for long-range achievements.

2.  DEFINITIONS

    The following terms, as used herein, shall have the following meanings:

    (a)  "AFLAC" shall mean AFLAC Incorporated, a Georgia corporation.
    (b) "Annual Base Salary" shall mean: (i) with respect to any Executive Officer, the annual rate of base salary of such Executive Officer in effect as of the first day of any Performance Period (or, if an Executive Officer was not employed as of the first day of a Performance Period, the annual rate of base salary in effect as of such Executive Officer's first day of employment); and (ii) with respect to any other Participant, unless otherwise determined by the Company, the base salary paid to such Participant during any Performance Period.
    (c) "Award" shall mean an annual incentive compensation award, granted pursuant to the Plan, which is contingent upon the attainment of Performance Goals with respect to a Performance Period.
    (d) "Award Agreement" shall mean any written agreement, contract, or other instrument or document between AFLAC and a Participant evidencing an Award.
    (e)  "Board" shall mean the Board of Directors of AFLAC.
    (f) "Change in Control" shall mean the occurrence of an event described in Section 6(f) hereof.
    (g)  "Code" shall mean the Internal Revenue Code of 1986, as amended.
    (h)  "Committee" shall mean the Compensation Committee of the Board.
    (i)  "Company" shall mean, collectively, AFLAC and its subsidiaries.
    (j) "Consolidated Net Earnings" shall mean the net earnings of the Company for the Performance Period determined in accordance with generally accepted accounting principles and reported in the Company's audited financial statements for such Performance Period, but before any provision for the cumulative effect of accounting changes required to be adopted by generally accepted accounting principles in respect of such Performance Period.
    (k) "Covered Employee" shall have the meaning set forth in Section 162(m)(3) of the Code.
    (l) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.
    (m) "Executive Officer" shall mean (i) the president, the chief executive officer, the chairman and vice chairman of the Board and the executive vice presidents of AFLAC, (ii) the president, the chairman and vice chairman and the executive vice presidents of American Family Life Assurance Company of Columbus, Japan Branch,
         (iii) the president, the chairman and vice chairman of the Board of Directors and the executive vice presidents of American Family Life Assurance Company of Columbus, (iv) the president, the chairman and vice chairman of the Board of Directors and the executive vice presidents of AFLAC International, Inc. and (v) all members of the Board who are employees of the Company.
    (n) "Operating Earnings Per Share" shall mean net earnings per share of Stock, excluding (i) the effects of realized gains or losses on investments, (ii) the cumulative effect of adopting required accounting changes and (iii) unusual charges or credits not directly related to normal business operations and as identified in the Company's reports to shareholders and accounted for in accordance with Accounting Principles Board Opinion No. 30.
    (o) "Participant" shall mean an officer or other employee of the Company who is, pursuant to Section 4 of the Plan, selected to participate herein.
    (p) "Performance Goal" shall mean the criteria and objectives, determined by the Committee, which must be met during the applicable Performance Period as a condition of the Participant's receipt of payment with respect to an Award. Performance Goals may include any or all of the following: (i) attainment of an amount of Consolidated Net Earnings during a Performance Period; (ii) attainment of a percentage of Return on Equity for a Performance Period; (iii) attainment of amounts of Operating Earnings Per Share of the Company, excluding all or a portion of the effect of translating foreign currency of business segments to U.S. dollars for financial reporting purposes, for a Performance Period; (iv) increases in the market price of Stock or levels of total return to shareholders during the Performance Period; and (v) attainment of goals established based on the financial performance of AFLAC, the Company or individual subsidiaries or business segments of the Company relating to increases in premium income, investment income, total revenues, operating expenses, pretax operating earnings, premiums in force, number of policies in force, new sales and policy conversions (i.e., issuance of current policy contracts to existing policyholders in exchange for surrender of policies issued in prior years). With respect to Participants who are not Executive Officers, Performance Goals shall also include such personal performance goals as the Committee shall, from time to time, establish.
    (q)  "Performance Period" shall mean the Company's fiscal year.
    (r) "Plan" shall mean the AFLAC Incorporated Amended and Restated Management Performance Plan.
    (s) "Return on Equity" shall mean the quotient obtained by dividing (i) Net Operating Earnings for a Performance Period by (ii) the average of common shareholders' equity of the Company as of the beginning and the end of the Performance Period. Such common shareholders' equity shall exclude the effect of unrealized gains and losses recognized in a separate equity component under Financial Accounting Standards Board Statement No. 115.
    (t) "Stock" shall mean shares of common stock, par value $.10 per share, of AFLAC.

3.  ADMINISTRATION.
    The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the terms, conditions, restrictions and performance criteria, including Performance Goals, relating to any Award; to certify whether the Performance Goals have been attained; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, or surrendered; to make adjustments in the Performance Goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Award Agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

    The Committee shall consist of two or more persons each of whom shall be an "outside director" within the meaning of Section 162(m) of the Code. The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

    No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

4.  ELIGIBILITY.

    Awards may be granted to officers and other employees of the Company in the sole discretion of the Committee. Subject to Section 5(b) below, in determining the persons to whom Awards shall be granted and the Performance Goals relating to each Award, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

5.  TERMS OF AWARDS.

    Awards granted pursuant to the Plan shall be evidenced by an Award Agreement in such form as the Committee shall from time to time approve.
    (a) IN GENERAL. The Committee shall specify with respect to a Performance Period the Performance Goals applicable to each Award and minimum, target and maximum levels applicable to each Performance Goal. The minimum level reflects the level of performance at which 50% of the performance goal is achieved and below which no payment shall be made; the target level reflects the level of performance at which 100% of the Performance Goal is achieved; and the maximum level reflects the level of performance at which 200% of the Performance Goal is achieved. Awards for any Performance Period may be expressed as a dollar amount or as a percentage of the Participant's Annual Base Salary. Unless otherwise provided by the Committee in connection with specified terminations of employment, or except as set forth in Section 6(f) hereof, payment in respect of Awards shall be made only if and to the extent the Performance Goals with respect to such Performance Period have been attained.
    (b) SPECIAL PROVISIONS REGARDING AWARDS. Notwithstanding anything to the contrary contained in this Section 5, in no event shall payment in respect of Awards granted for a Performance Period be made to a Participant who is a Covered Employee in an amount that exceeds the lesser of (i) 300% of such Participant's Annual Base Salary and
         (ii) four million dollars.
    (c) TIME AND FORM OF PAYMENT. Unless otherwise determined by the Committee, all payments in respect of Awards granted under this Plan shall be made, in cash, within a reasonable period after the end of the Performance Period. In the case of Participants who are Covered Employees, unless otherwise determined by the Committee, such payments shall be made only after achievement of the Performance Goals has been certified by the Committee.

6.  GENERAL PROVISIONS.

    (a) COMPLIANCE WITH LEGAL REQUIREMENTS. The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan and any Award Agreement or other agreement shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.
    (b) NONTRANSFERABILITY. Awards shall not be transferable by a Participant except by will or the laws of descent and distribution.
    (c) NO RIGHT TO CONTINUED EMPLOYMENT. Nothing in the Plan or in any Award granted or any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement or other agreement or to interfere with or limit in any way the right of the Company to terminate such Participant's employment.
    (d) WITHHOLDING TAXES. The Company shall have the right to withhold the amount of any taxes that the Company may be required to withhold before delivery of payment of an Award to the Participant or other person entitled to such payment, or to make such other arrangements for the withholding of taxes that the Company deems satisfactory.
    (e) AMENDMENT, TERMINATION AND DURATION OF THE PLAN. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; PROVIDED THAT, no amendment that requires shareholder approval in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any

         Participant, without such Participant's consent, under any Award theretofore granted under the Plan. The Plan shall terminate at the completion of the Performance Period that ends in 2003; provided, however, that all payments with respect to Awards previously granted under the Plan shall be paid out pursuant to the terms of the Plan.
    (f) CHANGE IN CONTROL. Notwithstanding any other provision of the Plan to the contrary, if, while any Awards remain outstanding under the Plan, a "Change in Control" of AFLAC (as defined in this Section 6(f)) shall occur, the Performance Period outstanding at the time of such Change in Control shall be deemed to have been completed, the maximum level of performance set forth under the respective Performance Goals shall be deemed to have been attained and a pro rata portion (based on the number of full and partial months that have elapsed with respect to each Performance Period) of each outstanding Award granted to each Participant for the outstanding Performance Period shall become payable in cash to each Participant.

         For purposes of this paragraph 6(f), a Change in Control of AFLAC shall occur upon the happening of the earliest to occur of the following:
         (i) any "person," as such term is used in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act (other than (1) AFLAC, or any of its subsidiaries, (2) any trustee or other fiduciary holding securities under a benefit plan of AFLAC or any of its subsidiaries, (3) any underwriter temporarily holding securities pursuant to an offering of such securities, or (4) any corporation owned, directly or indirectly, by the shareholders of AFLAC in substantially the same proportions as their ownership of Stock), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of AFLAC (not including in the securities beneficially owned by such person any securities acquired directly from AFLAC or its affiliates) representing 30% or more of the combined voting power of AFLAC's then outstanding voting securities;
         (ii) during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with AFLAC to effect a transaction described in clause (i), (iii), or (iv) of this paragraph (f)) whose election by the Board or nomination for election by AFLAC's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;
         (iii) the shareholders of AFLAC approve a merger or consolidation of AFLAC with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of AFLAC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of AFLAC, at least 75% of the combined voting power of the voting securities of AFLAC or such surviving entity outstanding immediately after such merger or consolidation or
               (B) a merger or consolidation effected to implement a recapitalization of AFLAC (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of AFLAC's then outstanding securities; or
         (iv) the shareholders of AFLAC approve a plan of complete liquidation of AFLAC or an agreement for the sale or disposition by AFLAC of all or substantially all of AFLAC's assets (or any transaction having a similar effect).
    (g) PARTICIPANT RIGHTS. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.
    (h) UNFUNDED STATUS OF AWARDS. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.
    (i) GOVERNING LAW. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Georgia without giving effect to the conflict of laws principles thereof.
    (j) EFFECTIVE DATE. The Plan shall take effect upon its adoption by the Board; PROVIDED, HOWEVER, that the Plan shall be subject to the requisite approval of the shareholders of the Company in order to comply with Section 162(m) of the Code. In the absence of such approval, the Plan (and any Awards made pursuant to the Plan with respect to the 1999 fiscal year or thereafter) shall be null and void.
    (k) BENEFICIARY. A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant's estate shall be deemed to be the grantee's beneficiary.
    (l) INTERPRETATION. The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.

APPENDIX A                                                            PROXY
                             AFLAC INCORPORATED
                           Worldwide Headquarters
                1932 Wynnton Road, Columbus, Georgia 31999
                __________________________________________

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Paul S. Amos, Daniel P. Amos and Joey M. Loudermilk as Proxies or any one of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of AFLAC Incorporated held of record by the undersigned on February 23, 1999, at the Annual Meeting of the Shareholders to be held on Monday, May 3, 1999, at 10:00 a.m., or any adjournment thereof.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL PROPOSALS

The following proposals are being submitted to the Shareholders:

1.  Election of seventeen Directors of the Company.

    To vote your Shares for ALL Director nominees, mark the "For" box. To withhold voting for all nominees, mark the "Withheld" box. If you do not wish your Shares voted "For" a particular nominee, mark the "exceptions" box.

    *EXCEPTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW.

                                         For      Withheld      Exceptions*
                                      ________    ________      __________

  1. Paul S. Amos             7. Elizabeth J. Hudson   13. Barbara K. Rimer
  2. Daniel P. Amos           8. Kenneth S. Janke, Sr. 14. Henry C. Schwob
  3. J. Shelby Amos, II       9. Charles B. Knapp      15. J. Kyle Spencer
  4. Michael H. Armacost     10. Hisao Kobayashi       16. Glenn Vaughn, Jr.
  5. M. Delmar Edwards, M.D. 11. Yoshiki Otake         17. Robert L. Wright
  6. Joe Frank Harris        12. E. Stephen Purdom

2.  To consider and adopt an Amended and Restated Management Incentive Plan.
                                                  For     Against   Abstain
                                                _______   _______   _______

3.  Ratification of appointment of KPMG           For     Against   Abstain
    LLP as independent auditors.                _______   _______   _______

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 AND 4.

     (PLACE LABEL HERE)
                               Sign here as name(s) appears on account:
                               X ___________________________________________
                               X ___________________________________________
                               Date _________________________________, 1999

  COMPLETE THE PROXY,        Please sign exactly as name appears on account.
  TURN THE PROXY OVER,       When shares are held by joint tenants, both
  READ DESCRIPTION OF        must sign.  When signing as attorney, executor,
  VOTING RIGHTS AND          administrator, trustee or guardian, please give
  COMPLETE, SIGN AND         full title as such.  If a corporation, please
  DATE THE AFFIDAVIT         sign in full corporate name by President or
  IF APPLICABLE.             other authorized officer.  If a partnership,
                             please sign in partnership name by authorized person.


                          DESCRIPTION OF VOTING RIGHTS

    In accordance with the Company's Articles of Incorporation, shares of Common Stock are entitled to one vote per share until they have been held by the same beneficial owner for a continuous period of greater than 48 months prior to the record date of the meeting, at which time they become entitled to ten votes per share. Any transferee of a share of Common Stock where such share was transferred to the transferee by gift, devise or bequest or otherwise through the laws of inheritance, descent or distribution from the estate of the transferor or by distribution to a beneficiary of shares held in trust for such beneficiary, is deemed to be the same beneficial owner as the transferor. Shares acquired as a direct result of a stock split, stock dividend or other distribution with respect to existing shares ("dividend shares") are deemed to have been acquired and held continuously from the date on which the shares with regard to which the dividend shares were issued were acquired. Shares of Common Stock acquired pursuant to the exercise of a stock option are deemed to have been acquired on the date the option was granted.

     Shares of Common Stock held in "street" or "nominee" name are presumed to have been held for less than 48 months and are entitled to one vote per share UNLESS this presumption is rebutted by providing evidence to the contrary to the Board of Directors of the Company. SHAREHOLDERS DESIRING TO REBUT THIS PRESUMPTION SHOULD COMPLETE AND EXECUTE THE AFFIDAVIT BELOW. THE BOARD OF DIRECTORS RESERVES THE RIGHT TO REQUIRE EVIDENCE TO SUPPORT THIS AFFIDAVIT.


AFFIDAVIT

UNDER THE PENALTIES OF PERJURY, I DO SOLEMNLY SWEAR THAT I AM ENTITLED TO THE NUMBER OF VOTES SET FORTH BELOW BECAUSE
____________________________________________________________________________
____________________________________________________________________________

I agree to provide evidence to _____ Shares @ 1 Vote/Share = _____ Votes support this statement at the _____ Shares @ 10 Votes/Share = _____ Votes
request of the Company.                                  Total = _____ Votes
Sign here  X ___________________________
           X ___________________________ Date _________________, 1999

APPENDIX B                                                            PROXY
                             AFLAC INCORPORATED
                           Worldwide Headquarters
                1932 Wynnton Road, Columbus, Georgia 31999
                __________________________________________

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Paul S. Amos, Daniel P. Amos and Joey M. Loudermilk as Proxies or any one of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of AFLAC Incorporated held of record by the undersigned on February 23, 1999, at the Annual Meeting of the Shareholders to be held on Monday, May 3, 1999, at 10:00 a.m., or any adjournment thereof.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL PROPOSALS

The following proposals are being submitted to the Shareholders:

1.  Election of seventeen Directors of the Company.

    To vote your Shares for ALL Director nominees, mark the "For" box. To withhold voting for all nominees, mark the "Withheld" box. If you do not wish your Shares voted "For" a particular nominee, mark the "exceptions" box.

    *EXCEPTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW.

                                         For      Withheld      Exceptions*
                                        _____       _____          _____

  1. Paul S. Amos             7. Elizabeth J. Hudson   13. Barbara K. Rimer
  2. Daniel P. Amos           8. Kenneth S. Janke, Sr. 14. Henry C. Schwob
  3. J. Shelby Amos, II       9. Charles B. Knapp      15. J. Kyle Spencer
  4. Michael H. Armacost     10. Hisao Kobayashi       16. Glenn Vaughn, Jr.
  5. M. Delmar Edwards, M.D. 11. Yoshiki Otake         17. Robert L. Wright
  6. Joe Frank Harris        12. E. Stephen Purdom

2.  To consider and adopt an Amended and Restated Management Incentive Plan.
                                                  For     Against   Abstain
                                                _______   _______   _______

3.  Ratification of appointment of KPMG           For     Against   Abstain
    LLP as independent auditors.                _______   _______   _______

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 AND 4.

ACCT.#          PROXY #                 TOTAL SHARES
According to the records      Sign here as name(s) appears on account:
of the Company you are        X ____________________________________________
entitled to the following     X ____________________________________________
number of votes:              Date _________________________________, 1999
                           Please sign exactly as name appears on account.
    VOTING RIGHTS          When shares are held by joint tenants, both must
                           sign.  When signing as attorney, executor, admin-
                           istrator, trustee or guardian, please give full
   ________________        title as such.  If a corporation, please sign in
                           full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                           If you do not agree with the voting rights, check here ____ and complete, sign and date the reverse side.

                          DESCRIPTION OF VOTING RIGHTS

    In accordance with the Company's Articles of Incorporation, shares of Common Stock are entitled to one vote per share until they have been held by the same beneficial owner for a continuous period of greater than 48 months prior to the record date of the meeting, at which time they become entitled to ten votes per share. Any transferee of a share of Common Stock where such share was transferred to the transferee by gift, devise or bequest or otherwise through the laws of inheritance, descent or distribution from the estate of the transferor or by distribution to a beneficiary of shares held in trust for such beneficiary, is deemed to be the same beneficial owner as the transferor. Shares acquired as a direct result of a stock split, stock dividend or other distribution with respect to existing shares ("dividend shares") are deemed to have been acquired and held continuously from the date on which the shares with regard to which the dividend shares were issued were acquired. Shares of Common Stock acquired pursuant to the exercise of a stock option are deemed to have been acquired on the date the option was granted.

     Shares of Common Stock held in "street" or "nominee" name are presumed to have been held for less than 48 months and are entitled to one vote per share UNLESS this presumption is rebutted by providing evidence to the contrary to the Board of Directors of the Company. SHAREHOLDERS DESIRING TO REBUT THIS PRESUMPTION SHOULD COMPLETE AND EXECUTE THE AFFIDAVIT BELOW. THE BOARD OF DIRECTORS RESERVES THE RIGHT TO REQUIRE EVIDENCE TO SUPPORT THIS AFFIDAVIT.

     ONLY IF YOU DO NOT AGREE WITH THE VOTING RIGHTS shown on the front of this Proxy should you complete the following:

AFFIDAVIT
UNDER THE PENALTIES OF PERJURY, I DO SOLEMNLY SWEAR THAT I AM ENTITLED TO THE NUMBER OF VOTES SET FORTH BELOW BECAUSE
____________________________________________________________________________
____________________________________________________________________________

I agree to provide evidence to _____ Shares @ 1 Vote/Share = _____ Votes support this statement at the _____ Shares @ 10 Votes/Share = _____ Votes
request of the Company.                                  Total = _____ Votes
Sign here  X ___________________________
           X ___________________________ Date _________________, 1999